UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

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CENTRAL VIRGINIA BANKSHARES, INC.

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CENTRAL VIRGINIA BANKSHARES, INC.

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Central Virginia Bankshares, Inc., which will be held on Tuesday, May 22, 2007, at 10:00 a.m., at the Powhatan Village Building (the former Powhatan High School building), 3910 Old Buckingham Road, Powhatan, Virginia, for the following purposes:

(1)	to elect three directors for a term of three years;

(2)	to ratify the appointment of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, to serve as our independent auditors for the year ending December 31, 2007; and

(3)	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. Please complete, sign, date and return promptly the attached proxy card in the enclosed postage-paid return envelope. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

The Board of Directors and management of Central Virginia Bankshares, Inc. appreciate your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

/s/ Ralph Larry Lyons

RALPH LARRY LYONS
President and
Chief Executive Officer

Powhatan, Virginia

April 26, 2007

CENTRAL VIRGINIA BANKSHARES, INC.

2036 New Dorset Road
P.O. Box 39
Powhatan, Virginia 23139-0039

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Central Virginia Bankshares, Inc. will be held at the Powhatan Village Building (the former Powhatan High School building), 3910 Old Buckingham Road, Powhatan, Virginia, 23139 on May 22, 2007, at 10:00 a.m. local time for the following purposes:

(1)	to elect three directors for a term of three years and until their successors are elected and qualified;

(2)	to ratify the appointment of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, to serve as our independent auditors for the year ending December 31, 2007; and

(3)

to transact such other business as may properly come before the Meeting and any adjournments or postponements thereof. Management is not aware of any other business, other than procedural matters incident to the conduct of the Meeting.

The Board of Directors has fixed the close of business on April 18, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Elwood C. May

Elwood C. May

Secretary

Powhatan, Virginia

April 26, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THIS MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

CENTRAL VIRGINIA BANKSHARES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 22, 2007

GENERAL INFORMATION

The Board of Directors (the “Board”) of Central Virginia Bankshares, Inc. (“we,” “us,” “our” or the “Company”) is furnishing this Proxy Statement to holders of our common stock, $1.25 par value per share (“Common Stock”), in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders to be held on May 22, 2007, at 10:00 a.m. at the Powhatan Village Building (the former Powhatan High School building), 3910 Old Buckingham Road, Powhatan, Virginia, and any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement, the accompanying proxy card and the Annual Report to Shareholders (which is not part of our soliciting materials) are being mailed to you on or about April 26, 2007. In addition to solicitation by mail, our officers and regular employees may solicit proxies in person or by telephone. The cost of soliciting proxies will be borne us.

Proxy cards that are properly signed and returned to us and not revoked prior to use will be voted in accordance with the instructions contained thereon. If no contrary instructions are given, each proxy received will be voted FOR the director nominees and FOR proposal II. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by:

•	filing written notice thereof with our Secretary (Secretary, Central Virginia Bankshares, Inc., 2036 New Dorset Road, P.O. Box 39, Powhatan, Virginia 23139-0039);

•	submitting a duly executed proxy bearing a later date; or

•	appearing at the Annual Meeting or at any adjournment or postponement thereof and giving the Secretary notice of his or her intention to vote in person.

Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting. We are not aware of any matters that are to come before the Annual Meeting other than those described in this Proxy Statement. However, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment.

Only shareholders of record at the close of business on April 18, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 2,427,889 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual

Meeting. There are no rights of appraisal or similar rights of dissenters under Virginia law or otherwise with regard to the proposals to be addressed at the Annual Meeting. We had no other class of equity securities outstanding at the Record Date.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Directors; The Nominees

Our Articles of Incorporation and Bylaws provide that the Board shall fix the number of directors of the Company and that such directors shall be divided into three classes as nearly equal in number as possible. Currently, the number of directors is fixed at nine. On June 13, 2006, the Board appointed Kemper W. Baker, Jr. to the seat that was vacant due to the death of Charles W. Binford on March 17, 2006.

The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. The following table sets forth the names of the current directors, the class to which they belong and the years in which their terms of office will expire:

Class C 2007 (1)	Class B 2008	Class A 2009
Kemper W. Baker, Jr.	Ralph Larry Lyons	Elwood C. May
John B. Larus	Roseleen P. Rick	Larry D. Wallace
James T. Napier	William C. Sprouse, Jr.	Phoebe P. Zarnegar

___________________

(1)	The Board has nominated these directors for election to the Board for a three-year term expiring in 2010 and until their successors are elected and qualified.

Unless authority is withheld in the proxy, each proxy executed and returned by a shareholder will be voted for the election of, Kemper W. Baker, Jr., John B. Larus and James T. Napier, the nominees listed above. Proxies distributed in conjunction herewith may not be voted for persons other than the nominees named thereon. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee or nominees recommended by the Board. The nominees listed above have consented to be nominated and to serve if elected, and the Board knows no reason why the nominees would be unable to serve if elected. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other matter that may properly come before the Annual Meeting.

In the election of directors, those nominees receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will not be considered a vote for, or a vote against, a nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” KEMPER W. BAKER, JR., JOHN B. LARUS AND JAMES T. NAPIER.

The Board of Directors

Certain information, including age and principal occupation, regarding each director nominee and each remaining director who will continue to serve on the Board is set forth below. The year shown for initial election as a director represents the year in which the nominee or continuing director was first elected to the Board or previously to the Board of Directors of Central Virginia Bank, our wholly-owned subsidiary (the “Bank”). Unless otherwise indicated, the business experience and principal occupations shown for each nominee or continuing director has extended five or more years.

Kemper W. Baker, Jr., 62, was appointed as a director in June 2006.

Mr. Baker served as Vice President of the Federal Reserve Bank of Richmond until his retirement in June 2004. Mr. Baker is an economist and, at the time of his retirement, oversaw government, media, bank, community and public relations throughout the Fifth Federal Reserve District as Special Assistant to the President of the Federal Reserve Bank of Richmond.

Ralph Larry Lyons, 58, has been a director since 1983.

Mr. Lyons is President and Chief Executive Officer of the Company and the Bank and Vice Chairman of the Board.

Elwood C. May, 66, has been a director since 1973.

Mr. May serves as Secretary of the Board of Directors of the Company. He is the owner/operator of Flatrock Hardware, Inc., a hardware retailer located in Powhatan, Virginia.

John B. Larus, 78, has been a director since 1973.

Mr. Larus serves as Chairman Emeritus of the Board and the Board of Directors of the Bank. He is a managing partner of Stony Point Estates.

James T. Napier, 54, has been a director since 1997.

Mr. Napier serves as the Chairman of the Board. He is President of Napier, Realtors ERA which has its main office in Chesterfield County and has branch offices serving Powhatan, Hanover and Henrico Counties and the City of Richmond. Mr. Napier has been President of the firm since 1991 and has been involved in the real estate business since 1976.

Larry D. Wallace, 62, has been a director since February 2006.

Mr. Wallace is the founder and President of Sartox, LLC, a developer of computer software for public school, manufacturing and distribution markets.

Roseleen P. Rick, 65, has been a director since May 2005.

Ms. Rick is a partner at Troutman Sanders, LLP, a law firm in Richmond, Virginia, where she serves as the leader of the Multifamily Housing Practice Group.

William C. Sprouse, Jr., 53, has been a director since May 2005.

Mr. Sprouse is President of E. B. Sprouse Co. and Cumberland Building Supply, Inc., one of the largest private businesses in Cumberland County, Virginia.

Phoebe P. Zarnegar, 60, has been a director since May 2005.

Ms. Zarnegar is a CPA and the principal of the firm Farrell & Zarnegar, Certified Public Accountants.

Executive Officers Who Are Not Directors

Charles F. Catlett, III, 58, is Senior Vice President and Chief Financial Officer. Prior to joining the Company in December 1999, he was President of Franklin Financial Associates, L.L.C. for two years. Prior to establishing Franklin Financial Associates, he was Senior Vice President and Group Manager of Wachovia Bank, the successor by merger in 1997 to Central Fidelity National Bank, where he served in several senior management capacities in the Investments, Management Accounting, Corporate Accounting and Internal Audit departments. Mr. Catlett has over 34 years of banking experience.

Leslie S. Cundiff, 58, is Senior Vice President and Senior Credit Officer. Prior to joining us in March 2004, she was Senior Vice President and Statewide Site Manager for the Business Lending Group of Wachovia Bank, the successor by merger in 2001 to First Union. Mrs. Cundiff has over 21 years experience in the commercial lending areas of portfolio risk management, credit underwriting, loan approval, client marketing, and relationship management.

F. William Kidd, 60, is Senior Vice President of the Company and the Cashier of the Bank. Mr. Kidd has been with the Company since 1983 and is presently responsible for the information technology and operations areas of the Bank. Mr. Kidd also serves as the security officer for the Company.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table sets forth information as of March 30, 2007, regarding the beneficial ownership of Common Stock by all directors and nominees, each of the named executive officers and by all directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security or if he has the right to acquire beneficial ownership of the security within 60 days.

Name	Common Stock Beneficially Owned(1)	Percent of Class(2)

Kemper W. Baker, Jr.

Charles F. Catlett, III

Leslie S. Cundiff

F. William Kidd

John B. Larus (3)

Ralph Larry Lyons (4)

Elwood C. May (5)

James T. Napier

Roseleen P. Rick

William C. Sprouse, Jr.

Larry D. Wallace (6)

Phoebe P. Zarnegar

	350 12,000 158 6,141 49,296 46,774 17,600 7,965 420 1,287 1,575 730	* * * * 2.00% 1.90% * * * * * *
All present executive officers and directors as a group (11 persons)	144,296	5.85%

*Less than one percent (1%)

____________________

(1)

Amounts include the following shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 30, 2007: Mr. Catlett —3,469; Mr. Kidd — 2,081; Mr. Larus — 4,410; Mr. Lyons —14,062; Mr. May — 8,682; Mr. Napier — 6,946.

(2)	Based on 2,427,889 shares of Common Stock issued and outstanding on March 30, 2007.
(3)	Includes 13,891 shares owned by Mr. Larus’ wife.
(4)	Includes 5,970 shares owned by Mr. Lyons and his wife as joint tenants, and 4,456 shares owned by his wife.
(5)	Includes 5,361 shares owned by Mr. May and his wife as joint tenants.
(6)	Includes 525 shares owned by Mr. Wallace’s wife.

Security Ownership of Certain Beneficial Owners

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Exchange Act, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of March 30, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Charles J. Moore (2) The Banc Funds Company, L.L.C. Banc Fund V L.P. Banc Fund VI L.P. Banc Fund VII L.P.	174,300	7.179%

____________________

(1)	Based on 2,427,889 shares of Common Stock issued and outstanding on March 30, 2007.
(2)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007, Banc Fund V L.P. (“BF V”) beneficially owns 60,302 shares of Common Stock, Banc Fund VI L.P. (“BF VI”) beneficially owns 77,703 shares of Common Stock, and Banc Fund VII L.P. (“BF VII”) beneficially owns 36,295 shares of Common Stock, (collectively, the “Reporting Persons”). The general partner of BF V is MidBanc V L.P. (“MidBanc V”), whose principal business is to be a general partner of BF V. The general partner of BF VI is MidBanc VI L.P. (“MidBanc VI”), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P.(“MidBanc VII”), whose principal business is to be a general partner of BF VII. MidBanc V, MidBanc VI, and MidBanc VII are Illinois limited partnerships. The general partner of MidBanc V, MidBanc VI, and MidBanc VII is The Banc Funds Company, L.L.C., (“TBFC”), whose principal business is to be a general partner of MidBanc V, MidBanc VI, and MidBanc VII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF V, BF VI, and BF VII, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. As the controlling member of TBFC, Mr. Moore will control TBFC, and therefore each of the Partnership entities directly and indirectly controlled by TBFC.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

The Board of Directors

Meetings of the Board of Directors are held regularly each month and there is also an organizational meeting following the Annual Meeting of Shareholders. The Board held 13 meetings in the year ended December 31, 2006.

Independence of the Directors

The Board has determined that the following eight individuals of its nine current members are independent as defined by the listing standards of The Nasdaq Stock Market, Inc.: Messrs. Baker, Larus, May, Napier, Sprouse and Wallace and Mmes. Rick and Zarnegar. In reaching this conclusion, the Board considered that the Company and the Bank conduct business with companies of which certain members of the Board or members of their immediate families are or were directors or officers. See “Certain Transactions.”

Code of Ethics

The Executive Committee of the Board has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries. The Code addresses such topics as compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. A copy of the Code is posted on our website at www.centralvabank.com. Printed copies of the Code are available to any shareholder upon written request to the Secretary, P.O. Box 39, Powhatan, Virginia 23139-0039.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee, which are composed entirely of independent directors.  Each of the standing committees operates under a written charter adopted by the Board. A current copy of each standing committee’s charter is posted on our website at www.centralvabank.com.

Audit Committee. The Audit Committee consists of Messrs. May, Napier, Sprouse, and Ms. Zarnegar. The Board has not currently designated an “audit committee financial expert.” The Board believes that the current members of the Audit Committee have the ability to understand financial statements and generally accepted accounting principles, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit and for the assurance of the adherence to a system of internal controls. It reviews and accepts the reports of our independent auditors and federal examiners. The Audit Committee met six times during the year ended December 31, 2006.

Compensation Committee. The Compensation Committee consists of Messrs. Wallace and Sprouse and Ms. Rick. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the annual percentage increase in salary totals for all employees, including executive officers, and the salary and bonus amounts for the Chief Executive Officer. The Compensation Committee met twice during the year ended December 31, 2006.

Corporate Governance/Nominating Committee. Messrs. Larus and Sprouse and Ms. Zarnegar are the members of the Corporate Governance/Nominating Committee. The Corporate Governance/ Nominating Committee develops qualifications for director candidates, recommends to the Board persons to serve as directors and monitors developments in certain corporate governance practices and makes recommendations to the Board concerning such practices. The Corporate Governance/Nominating Committee met six times during the year ended December 31, 2006.

The Corporate Governance/Nominating Committee has set forth guidelines for the evaluation of potential director nominees. These guidelines set forth standards by which potential nominees are to be evaluated, including the following:

•	the ability of the prospective nominee to represent the interests of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

Shareholders entitled to vote for the election of directors may nominate candidates for consideration by the Board by following the procedures that the Company has established, which are summarized in the “Shareholder Proposals” section of this Proxy Statement.

Meeting Attendance

During 2006, each member of the Board attended at least 75% of the aggregate meetings (during the periods for which they served) of the Board and the committees on which they served. We encourage members of the Board to attend the annual meeting of shareholders. All directors then serving on the Board attended the 2006 annual meeting.

Communications with Directors

Any director may be contacted by writing to him c/o Central Virginia Bankshares, Inc., P. O. Box 39, Powhatan, Virginia, 23139-0039. Communications to the directors or the non-management directors as a group may be sent to the same address, c/o the Secretary. We promptly forward, without screening, all such correspondence to the indicated directors.

REMUNERATION

Compensation Committee Report

The Compensation Committee of the Board, which is composed of three independent (non-employee) directors of the Company listed below, is responsible for the oversight and implementation of the Company’s compensation program for the executive officers named in the Summary Compensation Table. In carrying out its responsibilities, the Compensation Committee annually reviews and establishes the compensation of the Company’s chief executive officer, and reviews the proposed compensation of the other executive officers. The Compensation Committee recommends to the Board of Directors the annual salary levels and any bonuses to be paid to the Company’s executive officers. The Compensation Committee also makes recommendations to the Board of Directors regarding the issuance of stock options and other compensation related matters.

The primary objective of the Company’s executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interest of its shareholders. As such, the compensation program is designed to provide levels of compensation that are reflective of both the individual’s and the Company’s performance in achieving its goals and objectives. The Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of the Company’s executive officers with that of its shareholders. In 2006, the Compensation Committee set the chief executive officer’s salary and cash bonus and reviewed and approved the other executive officer base salaries and cash bonuses.

A discussion of the principles, objectives, components and determinations of the Compensation Committee with respect to executive compensation is included in the Compensation Discussion and Analysis that follows this Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and this Proxy Statement.

Compensation Committee

Roseleen P. Rick - Chairman

W. C. Sprouse, Jr

Larry D. Wallace

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

General

The Compensation Committee of our Board of Directors establishes the salary and other compensation of the chief executive officer, reviews and approves the salary and other compensation of the other named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our Board and operates under a written charter approved by the Board. In 2006, the Compensation Committee did not engage a consultant to assist it in carrying out its responsibilities with respect to executive compensation.

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled executive officers who will motivate and inspire employee behavior that fosters a high performance culture and who will manage us in a manner that promotes our growth and profitability and advances the interests of our shareholders. Additional objectives of our executive compensation program are to recognize individual initiative and achievements, align executive pay with shareholders’ interests, and unite the entire executive management team to a common objective.

Executive Compensation Principles

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of various stock compensation. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. Over the next several years, we hope to modify our executive compensation such that a significant portion of an executive officer’s total compensation is at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. For example, short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable; and we believe that the value of long-term incentive compensation should be tied directly to long-term corporate performance and an increase in shareholder value.

We differentiate compensation to executive officers based on the principle that total compensation should increase with an executive officer’s position and responsibility. In the next several years, we would like have a greater percentage of total compensation tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. Thus, executive officers with greater roles and responsibilities associated with achieving our performance targets would bear a greater proportion of the risk that those goals are not achieved and would receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive officer’s position and responsibility increases, the use of long-term incentive compensation would increase where our executive officers have the greatest influence on our strategic performance over time.

We presently do not have a policy for adjustment or recovery of payments and awards made to our executive officers in the event that our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment. We may consider the adoption of a policy regarding recovery of payments or awards to our executive officers in the future.

How Executive Pay Levels are Determined

The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board.

The role of the chief executive officer in the compensation process is to recommend to the Compensation Committee, the new annual base salary and annual bonus as well as any equity compensation for the named executive officers. In addition, the chief executive officer will recommend to the Compensation Committee any equity compensation to be paid to any other of our employees.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•

the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historical cash and equity compensation levels; and

•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews both executive and other senior officer salaries and evaluates compensation structures of comparable banking companies in an annual peer group compensation survey conducted by the Virginia Bankers Association. The peer groups used for comparison purposes consist of commercial banks in designated geographic areas of the Commonwealth, as well as commercial banks that are similar to us in size. During 2007, the Compensation Committee anticipates that they will obtain assistance from independent consultants to continue its comprehensive analysis of our executive compensation approach. As a result, the Compensation Committee may recommend adoption of an overall philosophy to assure that our compensation practices are aligned with our strategic goals and are in the best interests of our shareholders.

Components of Executive Compensation

The principal components of our compensation program in 2006 included base annual salary and our annual discretionary bonus, and may in the future include, long-term incentives through stock-based awards under our 2006 Stock Incentive Plan, approved by shareholders at the 2006 annual meeting. We also provide certain executive and senior officers post employment benefits through the supplemental executive retirement plan and provide a Defined Contribution Plan that includes profit sharing and 401K benefits, and health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and employer provided group life insurance.

Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below.

Specific information on the amounts and types of compensation earned by the named executive officers during 2006 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary. Our base salary philosophy is to provide reasonable, current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven and successful track record of performance.

The Compensation Committee reviews annual salary ranges for each executive officer position, including the Chief Executive Officer. In reviewing these ranges, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense. As described above, the Compensation Committee also reviews the annual compensation and benefits survey, prepared by the Virginia Bankers Association, an independent trade association of commercial banks within the Commonwealth of Virginia, that are similarly situated to us in terms of geographic proximity, size, and other factors. Individual executive officer salaries, within the salary ranges reviewed by the Compensation Committee, are determined by the Chief Executive Officer, based on his subjective assessment, in each case, of the nature of the position as well as the contribution, performance, experience and tenure of the executive officer.

In approving recommended compensation determinations for 2006, the Compensation Committee considered the performance of the executive officers based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the executive officers’ performance by the members of the Compensation Committee. No particular weight was given to any particular aspects of the performance of the executive officers.

As Chairman and Chief Executive Officer, Mr. Lyons is compensated by means of a base salary and bonus as determined by the Compensation Committee. In making this determination for 2006, the Compensation Committee evaluated the performance of the Chief Executive Officer based on our financial performance, achievements in implementing the Bank’s long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Compensation Committee. As with executive officers generally, the Compensation Committee also considered the relationship of his salary and other compensation to the annual compensation and benefits survey conducted by the Virginia Bankers Association, as previously described above. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, and his overall performance in 2006 was evaluated as superior.

                The annual base salaries for our named executive officers for 2006 and the percentage change from 2005 are as follows:

Name and Position	2006 Annual Salary ($)	Percent Increase (Decrease) From 2005
Ralph Larry Lyons President & Chief Executive Officer	203,112	5.85%
Charles F. Catlett, III Senior Vice President & Chief Financial Officer	130,000	5.82%
Leslie S. Cundiff Senior Vice President & Senior Credit Officer	122,850	6.18%
F. William Kidd Senior Vice President	94,900	4.29%

The increase from the previous year is based on performance of the executive and the Company as a whole. The realization of any other types of incentive compensation was not a factor considered in determining 2006 base salary. There is, at this time, no policy as to the percentage of total compensation to be represented by salary or salary and bonus.

Annual Discretionary Bonus.  Executive officers have the opportunity to earn an annual discretionary bonus. Bonus amounts are awarded by the Compensation Committee, which determines the amount of the bonus, if any, based on its assessment of the executives individual performance and the achievement of the Bank’s and the Company’s performance. The bonuses are designed to promote the achievement of corporate and individual performance and to align the interests of senior management into a common objective.

In 2006, the Compensation Committee determined the cash bonus for the chief executive officer, and approved cash bonuses recommended for the other executive officers for individual performance and certain financial and operating results relating to our 2006 fiscal year. The 2006 bonus was designed to be reasonable in relation to the payment of base salaries and overall compensation to executive officers, to reward executive officers for achievement of goals and be competitive as compared to bonuses paid by similar commercial banks disclosed in the annual Virginia Bankers Association Compensation and Benefits Survey utilized by the Compensation Committee.

                Based on the foregoing, the bonuses awarded to the named executive officers for 2006 and the percentage change from 2005 are as follows:

Name and Position	2006 Annual Bonus ($)	Percent Increase (Decrease) From 2005
Ralph Larry Lyons President & Chief Executive Officer	9,000	20.0%
Charles F. Catlett, III Senior Vice President & Chief Financial Officer	8,000	14.3%
Leslie S. Cundiff Senior Vice President & Senior Credit Officer	8,000	33.3%
F. William Kidd Senior Vice President	4,500	28.6%

Long-Term Equity Incentives. The Compensation Committee has in the past and may in the future provide equity incentives to executive officers through long-term awards. Long-term equity incentives historically have been made available to executive officers in the form of stock options. These awards provide executive officers with an opportunity to accumulate our common stock and associated wealth related to that ownership. The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with shareholder value creation. Stock option grants require stock price appreciation in order for executive officers to realize any benefit, thus directly aligning executive and shareholder interests.

In 2006, shareholders approved the 2006 Stock Incentive Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. The Compensation Committee has not made any awards of long-term equity incentives to named executive officers since 2004; however, the Committee is evaluating the inherent costs and benefits of such grants in the future.

Defined Contribution and Supplemental Retirement Plans

We provide additional compensation to our executive officers through various plans which are also available to all or some of our employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above. These plans are described below.

Defined Contribution Plans. We have a qualified Defined Contribution Plan that provides benefits to all employees meeting the criteria of the ERISA laws, which is the majority of our employees. The Plan has two major components: profit sharing and 401(K). The employee participants are 100% vested upon entrance into the Plan.

•	Profit Sharing - Under the profit sharing segment, which is determined by annual profits, all eligible employees receive a percentage of their base compensation. This amount is directly deposited to the employees’ individual retirement account. For all of the eligible employees in 2006, we contributed an amount equal to six percent of the employee’s base compensation.

•

401(k) Plan - We have a 401(K) Plan where we will match 100 % of the first 3 % and 50% of the next 2% of every participant’s pre-tax contributions. Over 92% of our employees contribute to the 401(k) Plan.

Supplemental Executive Retirement Agreement. We have Supplemental Executive Retirement Agreements with each of the named executive officers as well as six other senior officers. The agreements provide for an annual benefit equal to 25% of the officer’s final compensation for fifteen years upon reaching age 65. Early retirement is permitted at age 60 or 62 with a reduced benefit.

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2006 by (1) our chief executive officer, (2) our chief financial officer and (3) all of the remaining executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2006, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compen-sation(4) ($)	Total ($)

Ralph Larry Lyons President & Chief Executive Officer	2006	203,812	9,000	70,274	50,426	333,512
Charles F. Catlett, III Senior Vice President & Chief Financial Officer	2006	132,100	8,000	44,978	14,558	199,636
Leslie S. Cundiff Senior Vice President & Senior Credit Officer	2006	122,850	8,000	44,805	14,993	190,648
F. William Kidd Senior Vice President	2006	99,052	4,500	40,898	13,590	158,040

______________

(1)	Salary includes the fair market value of any non-cash items received.
(2)	Reflects the bonus in the year earned, and paid.
(3)	Represent the aggregate change from the prior year in the total accumulated present value of benefits for each participant based on their normal (age 65) retirement date.
(4)

Represents all other types of income not includable in the other columns: for Mr. Lyons: directors fees of $15,600, value of a Company provided automobile $4,100, taxable fringe benefits associated with group insurance and split dollar insurance arrangements of $10,415, our match of $8,124 on contributions to the 401K plan, Profit Sharing contribution of $12,187 by us based on 6% of eligible wages. Mr. Catlett: taxable fringe benefits associated with group insurance and split dollar insurance arrangements of $1,587, our match of $5,171 on contributions to the 401K plan, Profit Sharing contribution of $7,800 by us based on 6% of eligible wages. Ms Cundiff: taxable fringe benefits associated with group insurance and split dollar insurance arrangements of $2,730, our match of $4,892 on contributions to the 401K plan, Profit Sharing contribution of $7,371 by us based on 6% of eligible wages. Mr. Kidd: taxable fringe benefits associated with group insurance and split dollar insurance arrangements of $4,100, our match of $3,796 on contributions to the 401K plan, Profit Sharing contribution of $5,694 by us based on 6% of eligible wages.

Outstanding Equity Awards at Fiscal Year-End 2006

In the table below, we list information on the holdings of unexercised stock options as of December 31, 2006 for each of the named executive officers.

	Option Awards
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Ralph Larry Lyons	10,419	11.67	1/11/2009
	1,215	12.10	7/16/2012
	827	15.97	4/29/2013
	551	15.97	4/29/2013
	1,050	26.04	7/1/2014

Charles F. Catlett, III	1,158	7.89	1/11/2010
	695	12.10	7/16/2012
	497	15.97	4/29/2013
	331	15.97	4/29/2013
	788	26.04	7/1/2014

F. William Kidd	318	7.89	1/11/2010
	521	12.10	7/16/2012
	441	15.97	4/29/2013
	276	15.97	4/29/2013
	525	26.04	7/1/2014
___________

(1) Ms. Cundiff had no outstanding equity awards at fiscal year-end 2006.

Option Exercises in 2006

In the table below, we list information on the exercise of stock options during the year ended December 31, 2006 for each of the named executive officers. We have not granted stock awards to named executive officers.

	Option Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)

F. William Kidd	600	11,494

____________

(1) Messrs. Lyons and Catlett did not exercise any stock options during 2006.

(2) The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

Pension Benefits in 2006

We have a non-qualified Supplemental Executive Retirement Agreement with each of the named executive officers as well as six other senior officers. Participation is only through selection by and approval of the Board. There are no contributions by the participants. The participants vest in their accrued benefit over an eight year period unless there is a change in control, at which time all participants, if not already 100% vested, become 100% vested in the amount then accrued by us. The agreements provide for an annual benefit upon retirement at age 65, equal to 25% of the participant’s final compensation, to be paid over a fifteen year period. Early retirement is permitted at age 60 or 62 with a reduction in the amount paid based on the number of years preceding age 65 the participant retires.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

Ralph Larry Lyons	Supplemental Executive Retirement Agreement	9	286,501	0
Charles F. Catlett, III	Supplemental Executive Retirement Agreement	8	183,372	0
Leslie S. Cundiff	Supplemental Executive Retirement Agreement	2	44,805	0
F. William Kidd	Supplemental Executive Retirement Agreement	9	166,740	0
___________
(1)

Mr. Lyons, Catlett, and Kidd have been participants since the inception of the Supplemental Executive Retirement Agreement in January 2002, and were credited with 4, 3 and 4 years for prior service, respectively. Ms. Cundiff, employed by us in March 2004, became a participant effective January 1, 2006 and was credited with one year of prior service.

(2)

The balance represents the total accumulated present value of benefits calculated as of December 31, 2006 for each participant based on their normal (age 65) retirement date. We used the following assumptions to calculate these amounts: discount rate: 6%; normal retirement age: 65; annual salary growth: 5%; benefit payment period: 15 years; and period for vesting in accrued benefit: 8 years.

Director Compensation in 2006

As compensation for his or her service to us, each member of the Board receives a monthly retainer fee of $1,200. Fees for attendance at various committee meetings are $1,000 for the Audit Committee and $350 for the Nominating & Corporate Governance Committee and the Compensation Committee.

The following table shows the compensation earned by each of the directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Total ($)
James T. Napier	21,950	21,950
John B. Larus	16,300	16,300
Kemper W. Baker, Jr.	8,400	8,400
Charles W. Binford(1)	3,400	3,400
Elwood C. May	20,600	20,600
Roseleen P. Rick	16,650	16,650
W.C. Sprouse, Jr.	19,350	19,350
Larry D. Wallace	13,900	13,900
Phoebe P. Zarnegar	19,300	19,300

___________

(1)	Director Binford passed away on March 17, 2006.

CERTAIN TRANSACTIONS

The Board has a procedure for review and approval of transactions involving us and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or more of our outstanding common stock). The procedure covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant Securities and Exchange Commission’s rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The procedure generally requires that related person transactions be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in our best interest. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable, our business rationale for entering into the transaction and the fairness of the transaction to us. In instances where the transaction is subject to renewal or if we have the right to terminate the relationship, the Board or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction.

Some of our directors and officers, and some of the corporations and firms with which these individuals are associated, are customers of the Bank in the ordinary course of business and may be indebted to the Bank with respect to loans. It is also anticipated that some of the persons, corporations and firms will continue to be customers of, and indebted to, the Bank on a similar basis in the future. All loans extended to such persons, corporations and firms were made in the ordinary course of business, did not involve more than normal collection risk or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral as those prevailing at the same time for comparable Bank transactions with unaffiliated persons. No such loan at December 31, 2006 was non-accruing, past due or restructured. At December 31, 2006, the aggregate amount of loans outstanding to all directors and officers of the Bank and members of their immediate families, and corporations and firms with which these individuals are associated, was approximately $4,418,606.

During fiscal year 2006, we did not have any other transactions with related persons within the meaning of Item 404(a) of Regulation S-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.  Based solely on review of the copies of such reports furnished to us or written representation that no other reports were required, we believe that, during the 2006 year, all filing requirements applicable to its officers and directors were complied with, except for the following: Kemper W. Baker, Jr., Robert A. Burge, Leslie S. Cundiff and Larry D. Wallace each inadvertently filed late a Form 3; Mr. Wallace also inadvertently filed late three Form 4s that reported the purchase of common stock in February, March and May 2006; and Phoebe P. Zarnegar inadvertently filed late a Form 4 that reported the purchase of common stock in February 2006.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF AN

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C., independent registered public accounting firm, to perform the audit of our financial statements for the year ending December 31, 2007. Yount, Hyde & Barbour, P.C., performed the audit of our financial statements for the year ended December 31, 2006. A majority of the votes cast by holders of the Common Stock is required for the ratification of the appointment of the independent registered public accounting firm.

Representatives from Yount, Hyde & Barbour, P.C., will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS OUR INDEPENDENT REGISTERED PUBLC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

AUDIT INFORMATION

Yount, Hyde & Barbour, P.C. audited our consolidated financial statements for the fiscal years ended December 31, 2006 and 2005.  The following information is furnished with respect to fees billed for professional services rendered to us by Yount, Hyde & Barbour, P.C. for the fiscal years ended December 31, 2006 and 2005.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005, billed by Yount, Hyde & Barbour, P.C., and for their review of the financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $57,750 for 2006 and $55,000 for 2005.

Audit Related Fees

The aggregate fees billed for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under the heading “Audit Fees” above by Yount, Hyde & Barbour, P.C. for the fiscal years ended December 31, 2006 and 2005 were $19,700 and $5,800, respectively. During 2006, such services included the audit of the Bank’s defined contribution plan, as well as the automated clearing house functions (EastPay) of the Bank. During 2005, such services included only the automated clearing house functions of the Bank.

Tax Fees

There were no tax fees billed to us by Yount, Hyde & Barbour, P.C. for the fiscal years ended December 31, 2006 or 2005.

All Other Fees

There were no other fees billed to us by Yount, Hyde & Barbour, P.C. for the fiscal years ended December 31, 2006 or 2005.

Pre-Approved Services

All audit related services, tax services and other services, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Report

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

James T. Napier, Chairman
Elwood C. May
W. C. Sprouse
Phoebe P. Zarnegar

                                                                    SHAREHOLDER PROPOSALS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be included in the Proxy Statement and acted upon at the 2008 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to our Secretary, whose address is P.O. Box 39, Powhatan, Virginia 23139-0039, no later than December 28, 2007.

Our Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of May 27, 2008 for the 2008 Annual Meeting of Shareholders, we must receive such notice no later than March 28, 2008 and no earlier than

February 27, 2008. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to our Secretary.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our Annual Report to Shareholders for the year ended December 31, 2006 accompanies this Proxy Statement. Additional copies may be obtained by written request to our Secretary at the address indicated below. Such Annual Report is not part of the proxy solicitation materials.

UPON RECEIPT OF A WRITTEN REQUEST OF ANY PERSON WHO, ON THE RECORD DATE, WAS RECORD OWNER OF COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE THE BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, WE WILL FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AND THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SEC UNDER THE EXCHANGE ACT. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO SECRETARY, CENTRAL VIRGINIA BANKSHARES, INC., 2036 NEW DORSET ROAD, P.O. BOX 39, POWHATAN, VIRGINIA 23139-0039. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

[FORM OF PROXY CARD]

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CENTRAL VIRGINIA BANKSHARES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS		1. Election of Directors:	For ☐	With- hold ☐	For All Except ☐
Proxy Solicited by the Board of Directors		Kemper W. Baker	John B. Larus	James T. Napier

The undersigned hereby constitutes John B. Larus and James T. Napier, or either one of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all shares of Common Stock of Central Virginia Bankshares, Inc. held of record by the undersigned on April 18, 2007, at the Annual Meeting of Shareholders to be held at the Powhatan Village Building (the former Powhatan High School), 3910 Old Buckingham Road, Powhatan, Virginia, on Tuesday, May 22, 2007, at 10:00 a.m. local time, or any adjournment or postponement thereof, for the following purposes:

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		2. To ratify the appointment of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, to serve as our independent auditors for the year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐
3. To vote on such other business as may properly come before the meeting.
Please check this box if you plan to attend the Annual Meeting of Shareholders. ☐
Please be sure to sign and date this Proxy in the box below.	Date	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.
Please sign your name exactly as it appears on the stock certificate. All of several joint owners should sign. Fiduciaries should give full title.
Shareholder sign above Co-holder (if any) sign above

é Detach above card, sign, date and mail in postage paid envelope provided. é
CENTRAL VIRGINIA BANKSHARES, INC. 2036 New Dorset Road P. O. Box 39 Powhatan, Virginia 23139-0039
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.